Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

THIRD QUARTER FISCAL 2012 OPERATING RESULTS

Uncasville, Connecticut, July 31, 2012 – The Mohegan Tribal Gaming Authority, or the Authority, the owner and operator of Mohegan Sun in Uncasville, Connecticut, and Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania, announced today the operating results for its third quarter ended June 30, 2012.

“Our third quarter operating results were lackluster,” said Mitchell Grossinger Etess, Chief Executive Officer of the Authority. “We faced difficult year-over-year comparisons, persisting economic concerns and significant new supply in the marketplace. However, Mohegan Sun at Pocono Downs continued to perform well, and we recently broke ground on our new hotel and convention center, which will further add to the property’s profitability in the future. In addition, we continue to manage expenses and develop marketing strategies in response to current market conditions.”

Consolidated operating results for the third quarter ended June 30, 2012 (unaudited):

•	Net revenues of $344.4 million, a 4.7% decrease from the third quarter of fiscal 2011

•	Gaming revenues of $307.1 million, a 6.5% decrease from the third quarter of fiscal 2011

•	Gross slot revenues of $224.9 million, a 3.4% decrease from the third quarter of fiscal 2011

•	Table game revenues of $78.4 million, a 13.8% decrease from the third quarter of fiscal 2011

•	Non-gaming revenues of $62.8 million, a 3.5% increase over the third quarter of fiscal 2011

•	Adjusted EBITDA, a non-GAAP measure described below, of $72.9 million, a 12.4% decrease from the third quarter of fiscal 2011

•	Income from operations of $50.8 million, a 15.4% decrease from the third quarter of fiscal 2011

•	Net income attributable to the Authority of $9.4 million, a 67.9% decrease from the third quarter of fiscal 2011

The declines in income from operations and Adjusted EBITDA were primarily attributable to lower gaming revenues at Mohegan Sun resulting from lower table game hold and decreased slot revenues. These results, combined with a sluggish overall economic environment, offset increased Adjusted EBITDA at Mohegan Sun at Pocono Downs and overall changes in our operations designed to improve profitability. The decline in net income attributable to the Authority primarily resulted from higher interest expense, driven by our March 6, 2012 refinancing transactions, as well as the reduction in income from operations.

Mohegan Sun

Operating results (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Income from operations	$44,801	$56,316	$(11,515)	(20.4%)
Adjusted EBITDA	$62,525	$73,682	$(11,157)	(15.1%)
Operating costs and expenses	$220,075	$227,973	$(7,898)	(3.5%)
Net revenues	$264,876	$284,289	$(19,413)	(6.8%)
Gaming revenues	$232,346	$255,916	$(23,570)	(9.2%)
Non-gaming revenues	$53,935	$51,945	$1,990	3.8%

The declines in income from operations and Adjusted EBITDA were primarily attributable to lower gaming revenues. Adjusted EBITDA margin decreased to 23.6% for the quarter ended June 30, 2012 from 25.9% in the third quarter of fiscal 2011. Both gaming revenues and Adjusted EBITDA margin in the third quarter of fiscal 2011 benefited from higher table game hold.

Gaming revenues declined due to lower table game and slot revenues. The decrease in table game revenues primarily resulted from lower table game hold. Table game hold at Mohegan Sun decreased to 14.7% for the quarter ended June 30, 2012 from 16.7% in the third quarter of fiscal 2011. The decline in slot revenues resulted from lower slot handle reflecting additional gaming capacity in the Northeast gaming market, changes in our operations designed to improve profitability, including changes in the slot mix on our gaming floor, and a shift in hotel occupancy from casino patrons to transient guests. The decline in gaming revenues also reflects the sluggish overall economic environment.

Non-gaming revenues increased primarily as a result of higher hotel revenues. The growth in hotel revenues reflects a shift in hotel occupancy to higher paying transient guests which had the effect of increasing the average daily room rate.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011 (1)	Variance	Percentage Variance

Slots:
Handle	$2,010,037	$2,226,569	$(216,532)	(9.7%)
Gross revenues	$165,224	$179,576	$(14,352)	(8.0%)
Net revenues	$158,761	$172,743	$(13,982)	(8.1%)
Free promotional slot plays (2)	$18,236	$17,412	$824	4.7%
Weighted average number of machines (in units)	5,953	6,358	(405)	(6.4%)
Hold percentage (gross)	8.2%	8.1%	0.1%	1.2%
Win per unit per day (gross) (in dollars)	$305	$310	$(5)	(1.6%)

Table games:
Drop	$469,276	$491,104	$(21,828)	(4.4%)
Revenues	$69,150	$81,749	$(12,599)	(15.4%)
Weighted average number of games (in units)	314	324	(10)	(3.1%)
Hold percentage (3)	14.7%	16.7%	(2.0%)	(12.0%)
Win per unit per day (in dollars)	$2,421	$2,775	$(354)	(12.8%)

Poker:
Revenues	$2,627	$2,891	$(264)	(9.1%)
Weighted average number of tables (in units)	42	42	—	—
Revenue per unit per day (in dollars)	$687	$756	$(69)	(9.1%)

(1)	Excludes adjustment to slot revenues of $3.7 million related to prior periods.
(2)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(3)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Food and beverage:
Revenues	$16,163	$15,897	$266	1.7%
Meals served	804	802	2	0.2%
Average price per meal served (in dollars)	$16.17	$15.71	$0.46	2.9%

Hotel:
Revenues	$10,152	$9,134	$1,018	11.1%
Rooms occupied	103	105	(2)	(1.9%)
Occupancy rate	96.3%	97.5%	(1.2%)	(1.2%)
Average daily room rate (in dollars)	$93	$84	$9	10.7%
Revenue per available room (in dollars)	$89	$82	$7	8.5%

Retail, entertainment and other:
Revenues	$27,620	$26,914	$706	2.6%
Arena events (in events)	38	30	8	26.7%
Arena tickets	229	182	47	25.8%
Average price per Arena ticket (in dollars)	$42.23	$57.18	$(14.95)	(26.1%)

Mohegan Sun at Pocono Downs

Operating results (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Income from operations	$10,716	$7,677	$3,039	39.6%
Adjusted EBITDA	$14,686	$12,881	$1,805	14.0%
Operating costs and expenses	$68,844	$69,413	$(569)	(0.8%)
Net revenues	$79,560	$77,090	$2,470	3.2%
Gaming revenues	$74,747	$72,401	$2,346	3.2%
Non-gaming revenues	$8,863	$8,758	$105	1.2%

The growth in income from operations and Adjusted EBITDA was primarily attributable to higher gaming revenues. The increase in income from operations also reflects lower depreciation expense. Adjusted EBITDA margin increased to 18.5% for the quarter ended June 30, 2012 from 16.7% in the third quarter of fiscal 2011.

Gaming revenues increased primarily as a result of higher slot revenues. The increase in slot revenues resulted from changes in our promotional programs designed to improve profitability.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Slots:
Handle	$743,645	$753,434	$(9,789)	(1.3%)
Gross revenues	$59,696	$57,047	$2,649	4.6%
Net revenues	$59,667	$57,034	$2,633	4.6%
Free promotional slot plays (1)	$15,324	$18,386	$(3,062)	(16.7%)
Weighted average number of machines (in units)	2,332	2,332	—	—
Hold percentage (gross)	8.0%	7.6%	0.4%	5.3%
Win per unit per day (gross) (in dollars)	$281	$269	$12	4.5%

Table games:
Drop	$50,927	$53,524	$(2,597)	(4.9%)
Revenues	$9,246	$9,171	$75	0.8%
Weighted average number of games (in units)	66	66	—	—
Hold percentage (2)	18.2%	17.1%	1.1%	6.4%
Win per unit per day (in dollars)	$1,540	$1,527	$13	0.9%

Poker:
Revenues	$871	$1,074	$(203)	(18.9%)
Weighted average number of tables (in units)	18	18	—	—
Revenue per unit per day (in dollars)	$531	$656	$(125)	(19.1%)

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming revenues (in thousands, except where noted, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Food and beverage:
Revenues	$6,537	$6,549	$(12)	(0.2%)
Meals served	186	219	(33)	(15.1%)
Average price per meal served (in dollars)	$15.98	$15.16	$0.82	5.4%

Retail, entertainment and other:
Revenues	$2,326	$2,209	$117	5.3%

Corporate

Loss from operations (in thousands, unaudited):

	For the Three Months Ended
	June 30, 2012	June 30, 2011	Variance	Percentage Variance

Loss from operations	$4,681	$3,896	$785	20.1%

The increase in loss from operations primarily resulted from higher development related expenditures.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Income (Loss) from Operations For the Three Months Ended		Adjusted EBITDA For the Three Months Ended		Net Revenues For the Three Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Mohegan Sun	$44,801	$56,316	$62,525	$73,682	$264,876	$284,289
Mohegan Sun at Pocono Downs	10,716	7,677	14,686	12,881	79,560	77,090
Corporate	(4,681)	(3,896)	(4,315)	(3,370)	—	—

Total	$50,836	$60,097	$72,896	$83,193	$344,436	$361,379

	Income (Loss) from Operations For the Nine Months Ended		Adjusted EBITDA For the Nine Months Ended		Net Revenues For the Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Mohegan Sun	$148,424	$152,107	$200,726	$204,918	$811,838	$822,284
Mohegan Sun at Pocono Downs	31,660	21,590	43,660	37,349	235,628	222,644
Corporate	(12,748)	(12,288)	(11,506)	(10,763)	—	—

Total	$167,336	$161,409	$232,880	$231,504	$1,047,466	$1,044,928

Other Information

Liquidity

As of June 30, 2012, the Authority held cash and cash equivalents of $120.5 million compared to $112.2 million as of September 30, 2011. As of June 30, 2012, no amount was drawn on the Authority’s $75.0 million revolving bank credit facility. As of June 30, 2012, letters of credit issued under the Authority’s bank credit facilities totaled $2.3 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the Authority’s bank credit facilities, and after taking into account restrictive financial covenant requirements, the Authority had approximately $72.7 million of borrowing capacity under its bank credit facilities as of June 30, 2012. As of June 30, 2012, the Authority’s debt, including capital leases, totaled $1.66 billion compared to $1.64 billion as of September 30, 2011.

Interest Expense

Interest expense increased by $12.2 million, or 41.5%, to $41.6 million for the quarter ended June 30, 2012 compared to $29.4 million in the third quarter of fiscal 2011. The increase in interest expense was primarily due to higher weighted average interest rate. Weighted average interest rate was 9.9% for the quarter ended June 30, 2012 compared to 7.2% in the third quarter of fiscal 2011. The increase in weighted average interest rate was driven by our March 6, 2012 refinancing transactions. Weighted average outstanding debt was $1.67 billion for the quarter ended June 30, 2012 compared to $1.63 billion in the third quarter of fiscal 2011.

Capital Expenditures

The following table presents data related to capital expenditures (in millions):

	Capital Expenditures
	Nine Months Ended June 30, 2012	Remaining Forecasted Fiscal Year 2012	Total Forecasted Fiscal Year 2012

Mohegan Sun:
Maintenance	$24.1	$8.9	$33.0
Development	5.6	4.4	10.0
Expansion - Project Horizon	0.3	—	0.3

Subtotal	30.0	13.3	43.3
Mohegan Sun at Pocono Downs:
Maintenance	3.8	0.2	4.0
Expansion (1)	(0.3)	—	(0.3)

Subtotal	3.5	0.2	3.7
Corporate:
Expansion - Project Sunlight	0.6	5.2	5.8

Subtotal	0.6	5.2	5.8

Total	$34.1	$18.7	$52.8

(1)	Represents adjustments to the cost for Project Sunrise and table game and poker operations expansions.

Project Sunlight

Mohegan Sun at Pocono Downs recently commenced Project Sunlight, an estimated $50 million hotel expansion project to be located adjacent to the Mohegan Sun at Pocono Downs casino. This expansion will include a 238-room hotel and a 20,000-square-foot convention center. The hotel will include a combination of standard guest rooms and suites and feature rooms with exclusive views of the race track, as well as a fitness center, an indoor pool and a bistro serving breakfast and light fare. A new porte-cochere also is being added for additional guest convenience. The convention center will be located adjacent to the hotel and will be able to accommodate a number of different sized groups up to 800 for seated banquets. This space also can be converted into a 1,500-seat concert venue. The hotel and convention center are being developed and built by Downs Lodging, LLC, a wholly-owned unrestricted subsidiary of the Authority. Project Sunlight is expected to be completed by the end of 2013.

Distributions to the Tribe

Distributions to the Tribe totaled $12.5 million for the quarter ended June 30, 2012 compared to $14.6 million in the third quarter of fiscal 2011. Distributions to the Tribe are anticipated to total $53.0 million for fiscal 2012.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2012 operating results on Tuesday, July 31, 2012 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(706) 643-0107 (International)

Conference ID: 13602298

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, under the “Investor Relations/Financial News” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, July 31, 2012. This replay will run through August 14, 2012.

The access number for a taped replay of the conference call is as follows:

(855) 859-2056

(404) 537-3406 (International)

Conference ID: 13602298

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2012	For the Three Months Ended June 30, 2011	For the Nine Months Ended June 30, 2012	For the Nine Months Ended June 30, 2011
Revenues:
Gaming	$307,093	$328,317	$940,753	$952,418
Food and beverage	22,700	22,446	68,627	65,669
Hotel	10,152	9,134	29,524	26,788
Retail, entertainment and other	29,946	29,123	82,458	77,947

Gross revenues	369,891	389,020	1,121,362	1,122,822
Less - Promotional allowances	(25,455)	(27,641)	(73,896)	(77,894)

Net revenues	344,436	361,379	1,047,466	1,044,928

Operating costs and expenses:
Gaming	193,019	198,923	582,017	587,247
Food and beverage	11,240	10,421	33,355	30,861
Hotel	3,658	3,413	10,703	9,906
Retail, entertainment and other	10,578	9,081	29,819	23,247
Advertising, general and administrative	48,730	52,978	147,186	151,400
Corporate	4,651	3,856	12,653	12,163
Depreciation and amortization	21,693	22,621	64,077	68,451
Loss on disposition of assets	31	—	320	—
Severance	—	(11)	—	244

Total operating costs and expenses	293,600	301,282	880,130	883,519

Income from operations	50,836	60,097	167,336	161,409

Other income (expense):
Accretion of discount to the relinquishment liability	(2,062)	(2,842)	(6,186)	(8,525)
Interest income	1,842	665	3,559	2,063
Interest expense	(41,581)	(29,378)	(103,047)	(88,837)
Loss on early exchange of debt	(17)	—	(14,323)	—
Other income (expense), net	7	118	(31)	(226)

Total other expense	(41,811)	(31,437)	(120,028)	(95,525)

Net income	9,025	28,660	47,308	65,884
Loss attributable to non-controlling interests	336	486	1,147	1,400

Net income attributable to Mohegan Tribal Gaming Authority	$9,361	$29,146	$48,455	$67,284

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating Results:
Gross revenues	$369,891	$389,020	$1,121,362	$1,122,822
Net revenues	$344,436	$361,379	$1,047,466	$1,044,928
Income from operations	$50,836	$60,097	$167,336	$161,409

Other Data:
Adjusted EBITDA	$72,896	$83,193	$232,880	$231,504
Capital expenditures	$8,707	$16,871	$34,131	$34,013
Cash interest paid	$8,609	$27,491	$78,119	$82,377

			June 30, 2012	September 30, 2011
Balance Sheet Data:
Cash and cash equivalents			$120,530	$112,174
Debt, including capital leases			$1,662,268	$1,635,758

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating results:
Gross revenues (in thousands)	$286,281	$307,861	$873,725	$889,178
Net revenues (in thousands)	$264,876	$284,289	$811,838	$822,284
Income from operations (in thousands)	$44,801	$56,316	$148,424	$152,107
Operating margin	16.9%	19.8%	18.3%	18.5%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$62,525	$73,682	$200,726	$204,918
Adjusted EBITDA margin	23.6%	25.9%	24.7%	24.9%

Capital expenditures (in thousands)	$7,054	$15,793	$29,967	$29,889

Weighted average number of units:
Slot machines	5,953	6,358	6,085	6,377
Table games	314	324	314	329
Poker tables	42	42	42	42

Win per unit per day:
Slot machines (gross)	$305	$310	$302	$301
Table games	$2,421	$2,775	$2,560	$2,525
Poker tables	$687	$756	$756	$762

Hold percentage:
Slot machines (gross)	8.2%	8.1%	8.3%	8.0%
Table games	14.7%	16.7%	15.2%	15.3%

Food and beverage statistics:
Meals served (in thousands)	804	802	2,408	2,433
Average price per meal served	$16.17	$15.71	$16.40	$15.50

Hotel statistics:
Rooms occupied (in thousands)	103	105	308	310
Occupancy rate	96.3%	97.5%	95.8%	96.5%
Average daily room rate	$93	$84	$91	$83
Revenue per available room	$89	$82	$87	$80

Entertainment statistics:
Arena events (in events)	38	30	91	79
Arena tickets (in thousands)	229	182	529	449
Average price per Arena ticket	$42.23	$57.18	$45.12	$54.04

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating results:
Gross revenues (in thousands)	$83,610	$81,159	$247,637	$233,644
Net revenues (in thousands)	$79,560	$77,090	$235,628	$222,644
Income from operations (in thousands)	$10,716	$7,677	$31,660	$21,590
Operating margin	13.5%	10.0%	13.4%	9.7%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$14,686	$12,881	$43,660	$37,349
Adjusted EBITDA margin	18.5%	16.7%	18.5%	16.8%

Capital expenditures (in thousands)	$1,047	$1,078	$3,558	$4,124

Weighted average number of units:
Slot machines	2,332	2,332	2,332	2,409
Table games	66	66	66	66
Poker tables	18	18	18	18

Win per unit per day:
Slot machines (gross)	$281	$269	$280	$254
Table games	$1,540	$1,527	$1,615	$1,506
Poker tables	$531	$656	$586	$656

Hold percentage:
Slot machines (gross)	8.0%	7.6%	8.0%	7.8%
Table games	18.2%	17.1%	18.1%	18.2%

Food and beverage statistics:
Meals served (in thousands)	186	219	546	578
Average price per meal served	$15.98	$15.16	$15.67	$15.00

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Adjusted EBITDA	$72,896	$83,193	$232,880	$231,504
Depreciation and amortization	(21,693)	(22,621)	(64,077)	(68,451)
Loss on disposition of assets	(31)	—	(320)	—
Severance	—	11	—	(244)
Loss attributable to non-controlling interests	(336)	(486)	(1,147)	(1,400)

Income from operations	50,836	60,097	167,336	161,409

Accretion of discount to the relinquishment liability	(2,062)	(2,842)	(6,186)	(8,525)
Interest income	1,842	665	3,559	2,063
Interest expense	(41,581)	(29,378)	(103,047)	(88,837)
Loss on early exchange of debt	(17)	—	(14,323)	—
Other income (expense), net	7	118	(31)	(226)

Net income	$9,025	$28,660	$47,308	$65,884

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended June 30, 2012
	Income (Loss) from Operations	Depreciation and Amortization	Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$44,801	$17,706	$18	$—	$—	$62,525
Mohegan Sun at Pocono Downs	10,716	3,957	13	—	—	14,686
Corporate	(4,681)	30	—	—	336	(4,315)

Total	$50,836	$21,693	$31	$—	$336	$72,896

	For the Three Months Ended June 30, 2011
	Income (Loss) from Operations	Depreciation and Amortization	Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$56,316	$17,377	$—	$(11)	$—	$73,682
Mohegan Sun at Pocono Downs	7,677	5,204	—	—	—	12,881
Corporate	(3,896)	40	—	—	486	(3,370)

Total	$60,097	$22,621	$—	$(11)	$486	$83,193

	For the Nine Months Ended June 30, 2012
	Income (Loss) from Operations	Depreciation and Amortization	Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$148,424	$52,266	$36	$—	$—	$200,726
Mohegan Sun at Pocono Downs	31,660	11,716	284	—	—	43,660
Corporate	(12,748)	95	—	—	1,147	(11,506)

Total	$167,336	$64,077	$320	$—	$1,147	$232,880

	For the Nine Months Ended June 30, 2011
	Income (Loss) from Operations	Depreciation and Amortization	Loss on Disposition of Assets	Severance	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$152,107	$52,569	$—	$242	$—	$204,918
Mohegan Sun at Pocono Downs	21,590	15,759	—	—	—	37,349
Corporate	(12,288)	123	—	2	1,400	(10,763)

Total	$161,409	$68,451	$—	$244	$1,400	$231,504

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest, depreciation and amortization, loss on disposition of assets, workforce reduction severance, accretion of discount to a relinquishment liability, loss on early exchange of debt, other non-operating income and expense and loss attributable to non-controlling interests.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and the reconciliations provided, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain items from net income, such as interest, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, July 31, 2012

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000